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                                                                  EXHIBIT 10.23

                TERMINATION PROTECTION AGREEMENT


          AGREEMENT effective March 17, 1994 between Kemper Corporation ("Kemper") and _______________ (the "Executive").

          Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit the Kemper Companies. Kemper believes that its best interests will be served if Executive is encouraged to remain with the Kemper Companies. Kemper has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of the Kemper Companies, and the Kemper Companies' ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of Kemper. Accordingly, Kemper and Executive agree as follows:

          1.   Defined Terms.

          Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

          2.   Effective Date; Term.

          This Agreement shall be effective as of March 17, 1994 (the "Effective Date") and shall remain in effect thereafter. Kemper may terminate this Agreement by giving Executive at least one (1) year advance written notice of termination of the Agreement. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least three (3) years following such Change of Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

          3.   Change of Control Benefits.

          If Executive's employment with the Kemper Companies is terminated at any time within the three (3) years following a Change of Control by a member of the Kemper Companies without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Agreement.
If Executive's employment by a member of the Kemper Companies is terminated prior to a Change of Control at the request of any individual or entity acquiring ownership and control of Kemper, this Agreement shall become effective upon the subsequent occurrence of a Change of Control involving such acquiror, and Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control, and therefore Executive shall be entitled to the benefits provided hereafter in this
Section 3 and as set forth in this Agreement.

          (a) Severance Benefits. Within two (2) business days after the Termination Date, Kemper shall pay Executive a lump sum amount, in cash, equal to:


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          (i)  three (3) times the sum of:

                (A) Executive's Base Salary,

                (B) Executive's Target Bonus, and

                (C) Executive's Equity Equivalent; and

          (ii) Executive's Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Kemper Companies in the calendar year in which the Termination Date occurs and the denominator of which shall equal 365.

          (b) Continued Welfare Benefits. Until the earlier of the third anniversary of the Termination Date or the date on which Executive becomes employed by a new employer, Kemper shall, at its expense, provide Executive with medical, dental, life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive during the period beginning immediately prior to the Change of Control and ending on the Termination Date; provided, however, that if Executive becomes employed by a new employer which maintains a major medical plan (or its equivalent) that either (i) does not cover Executive with respect to a pre-existing condition which was covered under the applicable Kemper Companies' major medical plan, or (ii) does not cover Executive for a designated waiting period, Executive's coverage under the applicable Kemper Companies' major medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the third anniversary of the Termination Date.

          (c) Payment of Accrued But Unpaid Amounts. Within two (2) business days after the Termination Date, Kemper shall pay Executive (i) any unpaid portion of Executive's Bonus accrued with respect to the full calendar year ended prior to the Termination Date; and (ii) all compensation previously deferred by Executive but not yet paid.

          (d) Post-Retirement Welfare Benefits. On the Termination Date, for purposes of determining Executive's eligibility for post-retirement benefits under any welfare benefit plan (as defined in section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by a member of the Kemper Companies immediately prior to the Change of Control and in which Executive participated, immediately prior to the Change of Control, Executive shall be credited with the excess of three (3) years of participation in the applicable medical plan and three (3) years of age over the actual years and fractional years of participation and age credited to Executive after the Change of Control. If, after taking into account such participation and age, Executive would have been eligible to receive such post-retirement benefits had Executive retired immediately prior to the Change of Control, Executive shall receive, commencing on the Termination Date, post-retirement benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change of Control.

          (e)  Supplemental Retirement and Profit Sharing Benefits.

          (i) On the Termination Date, Executive shall become vested in the benefits provided under the Kemper Corporation Supplemental Retirement Plan or any successor plan (the "Supplemental Plan").


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          (ii) Within two (2) business days after the Termination Date,
Kemper shall pay Executive a lump sum cash amount equal to the present value of Executive's accrued benefit under the defined benefit and the defined contribution portions of the Supplemental Plan as of the Termination Date. For purposes of computing the lump sum present value of the defined benefit portion of Executive's accrued benefit under the Supplemental Plan, (A) Kemper shall credit Executive with the excess of three (3) years of plan participation and service and three (3) years of age for all purposes (including additional accruals and eligibility for early retirement) over Executive's actual years and fractional years of plan participation and service and age credited to Executive after the Change of Control; and (B) Kemper shall apply the factors prescribed by the Pension Benefit Guaranty Corporation for determining the actuarial equivalent of a single sum payment of an immediate annuity for a plan terminating on the Termination Date with insufficient assets. In determining Executive's benefits under this paragraph (e)(ii), the terms of the Supplemental Plan as in effect immediately prior to the Change of Control, except as expressly modified in this paragraph (e), shall govern.

          (iii) Within two (2) business days after the Termination Date, Kemper shall pay the product of (A) three (3) times (B) eleven and one-quarter percent (11.25%) times (C) the sum of Executive's Base Salary and Target Bonus. However, the number three (3) in this paragraph
(e)(iii)(A) shall be reduced by one-twelfth (1/12) for each full calendar month (up to thirty-six (36)) following the month in which the Change of Control occurs, prior to Executive's Termination Date.

          (f) Effect on Existing Plans. All Change of Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained on the Effective Date (or thereafter) by any member of the Kemper Companies (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change of Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval. No benefits shall be paid to Executive, however, under any severance plan maintained generally for the employees of a member of the Kemper Companies if Executive is eligible to receive benefits under this Section 3.

          (g) Outplacement Counseling. For the three (3) year period following the Termination Date, Kemper shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive.

          4.   Mitigation.

               Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which any member of the Kemper Companies (or any other person or entity) may have against Executive.

          5.   Gross-up.

          (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Kemper, any member of the Kemper Companies, or one or more trusts established by any member of

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the Kemper Companies for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Kemper and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Kemper. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Kemper. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by Kemper to Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon Kemper and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Kemper should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Kemper exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Kemper to or for the benefit of Executive.

          (c) Executive shall notify Kemper in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Kemper of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Kemper of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty
(30) day period following the date on which it gives such notice to Kemper (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Kemper notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:


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          (1)  give Kemper any information reasonably requested by Kemper relating to such claim;

          (2) take such action in connection with contesting such claim as Kemper shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Kemper;

          (3) cooperate with Kemper in good faith in order to effectively contest such claim; and

          (4) permit Kemper to participate in any proceedings relating to such claim;

provided, however, that Kemper shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), Kemper shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Kemper shall determine; provided, however, that if Kemper directs Executive to pay such claim and sue for a refund, Kemper shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable Kemper to contest such claim, Executive may limit this extension solely to such contested amount. Kemper's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by Kemper pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Kemper's complying with the requirements of Section 5(c)) promptly pay to Kemper the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Kemper pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Kemper does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          6.   Termination for Cause.

          Nothing in this Agreement shall be construed to prevent Kemper or

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any member of the Kemper Companies from terminating Executive's employment for Cause. If Executive is terminated for Cause, Kemper shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of the Kemper Companies.

          7.   Indemnification; Director's and Officer's Liability
Insurance.

          Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the applicable Kemper Companies' Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, Kemper shall maintain Director's and Officer's liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three
(3) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

          8.   Executive Covenants.

          (a) Confidential Information. During the six (6) month period following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of any of the Kemper Companies, any Confidential Information; provided that nothing contained in this Section 8 shall prevent Executive from being employed by a competitor of any of the Kemper Companies or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by any of the Kemper Companies.

          (b) Release. In consideration for the protection and benefits provided for under this Agreement, Executive hereby agrees to execute a release substantially in the form of Schedule B.

          9.   Disputes.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

          10.  Costs of Proceedings.

          Kemper shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether or not instituted by a member of the Kemper Companies or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Executive. Kemper shall pay prejudgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of The First National Bank of Chicago, as in effect from time to time, from the date that payment should have been made to Executive under

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this Agreement.

          11.  Assignment.

          Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Kemper and Executive and their respective heirs, legal representatives, successors and assigns. If Kemper shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Kemper will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Kemper, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Kemper would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

          12.  Withholding.

          Notwithstanding the provisions of Sections 4 and 5 hereof, Kemper may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

          13.  Applicable Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

          14.  Entire Agreement.

          This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning the effect of a Change of Control on the relationship between Kemper and the other members of the Kemper Companies and Executive. This Agreement may be changed only by a written agreement executed by Kemper and Executive.


          IN WITNESS WHEREOF, the parties have executed this Agreement on the 17th day of March, 1994.

                                   KEMPER CORPORATION
                                   /s/
                                   ______________________________
                                   By:


                                   /S/
                                   _______________________________


                           Schedule A

                      CERTAIN DEFINITIONS



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          As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

          "Base Salary" means Executive's annual rate of base salary in effect on the date of the Change of Control or the Termination Date, whichever is higher.

          "Bonus" means the amount payable to Executive under Kemper's annual bonus plan with respect to a calendar year.

          "Cause" means either of the following:

          (1) Executive's willful malfeasance having a material adverse effect on Kemper; or

          (2)  Executive's conviction of a felony;

provided, that any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of the Kemper Companies, or if Executive shall be entitled, under applicable law or under an applicable Kemper Companies' Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

          "Change of Control" means the first to occur of any of the following dates:

          (1) the date the Kemper Board of Directors votes to approve and recommends a stockholder vote to approve:

          (A) any consolidation or merger of Kemper in which Kemper is not the continuing or surviving corporation or pursuant to which shares of Kemper's Common Stock would be converted into cash, securities or other property, other than any consolidation or merger of Kemper in which the holders of Kemper's Common Stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger;

          (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Kemper, other than any sale, lease, exchange or other transfer to any corporation where Kemper owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities of such corporation after any such transfer; or

          (C) any plan or proposal for the liquidation or dissolution of Kemper; or

          (2) the date any person (as such term us used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than one or more trusts established by Kemper for the benefit of employees of Kemper or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of twenty percent (20%) or more of Kemper's outstanding Common Stock; or

          (3) the date the Board of Directors of Kemper or any affiliate of

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Kemper (within the meaning of Rule 12b-2 under the 1934 Act) authorizes and approves any transaction which has either a reasonable likelihood or a purpose of causing, whether directly or indirectly:

          (A) Kemper's Common Stock to be held of record by less than 300 persons; or

          (B) Kemper's Common Stock to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association;

          (4) the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of Kemper shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Kemper's stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors as hereinafter defined, in office on the date of such election or nomination for election of the new director. For purposes hereof, a "Continuing Director" shall mean:

          (A) any member of the Board of Directors of Kemper at the close of business on May 16, 1990;

          (B) any member of the Board of Directors of Kemper who succeeds any Continuing Director described in subparagraph (A) above if such successor was elected, or nominated for election by Kemper's stockholders, by a majority of the Continuing Directors then still in office; or

          (C) any director elected, or nominated for election by Kemper's stockholders to fill any vacancy or newly created directorship on the Board of Directors of Kemper by a majority of the Continuing Directors then still in office.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means nonpublic information relating to the business plans, marketing plans, customers or employees of any of the Kemper Companies other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Kemper Companies.

          "Common Stock" means the $5 par value stock of Kemper.

          "Equity Equivalent" means the sum of:

     (i) the total number of shares subject to option comprising Executive's target annual option award, for the calendar year containing the Change of Control (or if no such target annual option award has been set, the target annual option award for the prior year) under Kemper's Long-Term Incentive Program, multiplied by the value per share, determined using the Black-Scholes Option Pricing Model assuming (a) the option exercise price component is the average daily closing price of the Common Stock for the one (1) year period ending six months prior to the Change of Control (the "Assumed Price"), and
     (b) the stock price volatility component is the average daily closing price of the Common Stock for the three (3) year period ending six (6) months prior to the Change of Control; plus


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     (ii) the number of shares of restricted Common Stock equal to
Executive's target annual restricted stock award, for the calendar year containing the Change of Control (or if no such target annual restricted stock award for the prior year) under Kemper's Long-Term Incentive Program, multiplied by the Assumed Price.

          "Good Reason" means any of the following actions, without Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

          (1) any diminution in Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to a Change of Control;

          (2) the removal of Executive from, or any failure to re-elect Executive to, any of the positions Executive holds immediately prior to a Change of Control;

          (3) the failure of any member of the Kemper Companies to pay Executive's Base Salary, when due;

          (4) any reduction of Executive's Base Salary or reduction of Executive's Target Bonus or Equity Equivalent;

          (5) a material reduction in Executive's employee or fringe benefits;

          (6) the change of Executive's principal place of employment to a location more than 20 miles from Executive's principal place of employment immediately prior to the Change of Control; or

          (7) any material breach by any member of the Kemper Companies of any provision of this Agreement.

          "Kemper Companies" means Kemper and its subsidiaries and affiliates and, after a Change of Control, any successor or successors thereto.

          "Permanent Disability" means Executive's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability is reasonably contemplated to continue for at least one (1) year from its incurrence.

          "Target Bonus" means the annual bonus payable to Executive for the year in which a Change of Control occurs, calculated on the assumption that Executive and one or more Kemper Companies or those entities or business units within the Kemper Companies on whose performance Executive's bonus depends achieve the applicable target performance goals established under the applicable bonus plan with respect to that year. If no target performance goals for the year in which the Change of Control occurs have been set prior to the Change of Control, the Target Bonus shall be determined by substituting, in the previous sentence, the prior year for the year in which a Change of Control occurs.

                           Schedule B

                             SAMPLE
                        GENERAL RELEASE

          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Kemper Corporation, a Delaware corporation ("Kemper"), and its present and former officers, directors, executives, agents, employees, affiliated companies, divisions, subsidiaries, successors, predecessors and assigns (collectively the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, which the undersigned, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned's employment relationship with any of Kemper, its subsidiaries, predecessors or affiliated entities, or the termination thereof, including without limitation, any claim for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort or employment discrimination under any applicable federal, state or local statute, provision, order or regulation including but not limited to, any claim under Title VII of the Civil Rights Act ("Title VII"), the federal Age Discrimination in Employment Act ("ADEA") and any similar or analogous state statute) excepting only (i) those obligations of the Kemper Companies under that certain Termination Protection Agreement between Kemper and the undersigned effective March 17, 1994 (the "Agreement"), pursuant to which this General Release is being executed and delivered, and (ii) any rights to indemnification the undersigned may have under applicable corporate law, the by-laws or certificate of incorporation of any Released Party or as an insured under any D & O or liability insurance policy now or previously in force.

          The undersigned understands that by releasing employment discrimination claims against the Released Parties, the undersigned also forever releases and discharges any rights (s)he may have to file or recover in a lawsuit (s)he may bring himself/herself on the same claims and also any right the (s)he may have to any relief that (s)he might otherwise be entitled to as a result of any proceedings instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.

          The undersigned acknowledges and agrees that neither the Agreement nor this General Release is to be construed in any way as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or the principles of common law, any such liability having been expressly denied.

          The undersigned further declares and represents that (s)he has carefully read and fully understands the terms of this General Release and the Agreement, that (s)he has had the opportunity to seek the advice and assistance of counsel with regard to this General Release and the Agreement, and that (s)he knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his/her own free act.

Dated:  3-17-94

                                        /s/
                                        _________________________